Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements of Discover Bank and Discover Card Master Trust I (Registration Numbers 333-191359, 333-191359-01 and 333-191359-02) on Form S-3 of our Reports of Independent Registered Public Accounting Firm dated March 21, 2014 relating to Management’s Assertions on Compliance with Regulation AB Criteria, appearing in the Annual Report on Form 10-K of Discover Card Master Trust I for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Chicago, Illinois

March 21, 2014